Exhibit 99.1

News Release	For Immediate Release
Zix Corporation Appoints Rick Spurr Chairman of the Board
CEO and industry veteran tapped to guide company’s next growth phase
DALLAS — Feb. 2, 2006 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of secure email encryption and e-prescribing services, today announced that Rick Spurr has been appointed to chairman of the board effective immediately. Spurr will continue his duties as chief executive officer and president.
Since joining ZixCorp in January 2004, Spurr has led the company’s growth in two core markets, email encryption and e-prescribing. Under his leadership, sales in ZixCorp’s secure email services revenues grew over 40 percent in 2005 while maintaining a 95 percent renewal rate in the customer base. In e-prescribing, tremendous strides have been achieved with major payor initiatives announced with Aetna, Independence Blue Cross Blue Shield, and Highmark. The power of the value proposition of e-prescribing has been demonstrated in Massachusetts with the eRx Collaborative. Overall, the company has seen a 180 percent increase in total electronic scripts volume, now exceeding a rate of 90,000 scripts per week.
“I am pleased with the direction that Rick and the team have taken the company,” said Jim Marston, acting chairman of the board. “I have complete confidence with the strategy that has been developed and Rick’s continuing leadership and guidance will prove invaluable to the company and its shareholders.”

“I am honored by this validation from our board of directors,” said Spurr. “We are executing against a solid plan that the company put in place to focus on two core businesses, strengthen the balance sheet, and become industry leaders in two emerging markets. The success of this strategy is evidenced by our recent retirement of $15 million of long-term indebtedness, the acceleration of e-prescribing and the continuing demand for email privacy and compliance. As chairman, I will guide our talented leadership team towards continued growth.”
Spurr has more than 30 years of global IT experience in sales, marketing, consulting services, and operations in fast-growing corporate environments. Prior to ZixCorp, he served in executive positions for IBM, SEER Technologies, Securify, and Entrust.
About Zix Corporation
Zix Corporation (ZixCorp®) provides easy-to-use-and-deploy e-communication services that protect, manage, and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance, and government. ZixCorp’s email encryption services enable policy-driven email encryption, content filtering, and send-to-anyone capability while its e-prescribing service improves patient care, reduces costs, and improves efficiency for the healthcare community. For more information, visit www.zixcorp.com.
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ZixCorp Contacts:
Public Relations: Farrah Corley (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com